Exhibit 99

Gorman-Rupp Reports First Quarter 2020 Financial Results

MANSFIELD, Ohio--(BUSINESS WIRE)--April 23, 2020--The Gorman-Rupp Company (NYSE: GRC) reports financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Highlights

  First quarter earnings per share were $0.21 compared to $0.28 per share for the first quarter of 2019
  - First quarter of 2020 included a non-cash pension settlement charge of $0.04 per share
  Net sales decreased 5.4% or $5.2 million compared to the first quarter of 2019
  First quarter incoming orders decreased 3.3% compared to the first quarter of 2019 and increased 3.5% compared to the fourth quarter of 2019
  Strong balance sheet and liquidity with $82.4 million cash on hand and no debt

Net sales for the first quarter of 2020 were $91.7 million compared to net sales of $96.9 million for the first quarter of 2019, a decrease of 5.4% or $5.2 million. Domestic sales decreased 3.4% or $2.3 million and international sales decreased 9.8% or $2.9 million compared to the same period in 2019.

Sales in our water markets decreased 5.6% or $3.8 million in the first quarter of 2020 compared to the first quarter of 2019. Sales in the fire protection market increased $2.2 million driven primarily by increased domestic shipments and sales in the agriculture market increased $0.8 million. These increases were offset by decreased sales in the construction market of $6.1 million driven primarily by softness in oil and gas drilling activity. Also, sales of repair parts decreased $0.5 million, and sales in the municipal market decreased $0.2 million.

Sales in our non-water markets decreased 4.9% or $1.4 million in the first quarter of 2020 compared to the first quarter of 2019. Sales in the industrial market increased $0.1 million. This increase was offset by decreased sales in the petroleum market of $1.1 million driven primarily by reduced demand from midstream oil and gas customers and decreased sales in the OEM market of $0.4 million.

International sales were $26.3 million in the first quarter of 2020 compared to $29.2 million in the same period last year and represented 29% and 30% of total sales, respectively. The decrease in international sales was across most of the markets the Company serves.

Gross profit was $23.4 million for the first quarter of 2020, resulting in gross margin of 25.6%, compared to gross profit of $23.3 million and gross margin of 24.1% for the same period in 2019. Gross margin improved 150 basis points due principally to lower material costs of 270 basis points as a result of the stabilization of material costs and selling price increases implemented in 2019 being fully realized. Partially offsetting these improvements was loss of leverage on fixed labor and overhead from lower sales volume compared to the first quarter of 2019.

Selling, general and administrative (“SG&A”) expenses were $14.9 million and 16.2% of net sales for the first quarter of 2020 compared to $14.4 million and 14.8% of net sales for the same period in 2019. SG&A expenses as a percentage of sales increased 140 basis points primarily as a result of trade show expenses and loss of leverage from lower sales volume.

Operating income was $8.6 million for the first quarter of 2020, resulting in an operating margin of 9.4%, compared to operating income of $9.0 million and operating margin of 9.2% for the same period in 2019. Operating margin improved 20 basis points primarily as a result of lower material costs partially offset by loss of leverage from lower sales volume.

Other income (expense), net was $1.7 million of expense for the first quarter of 2020 compared to income of $0.3 million for the same period in 2019. The increase to expense of $2.0 million was due primarily to a non-cash pension settlement loss of $1.5 million and $0.5 million of foreign exchange losses, which both occurred in the first quarter of 2020.

Net income was $5.5 million for the first quarter of 2020 compared to $7.2 million in the first quarter of 2019, and earnings per share were $0.21 and $0.28 for the respective periods. Earnings per share for the first quarter of 2020 included a non-cash pension settlement charge of $0.04 per share.

The Company’s backlog of orders was $113.8 million at March 31, 2020 compared to $120.8 million at March 31, 2019 and $105.0 million at December 31, 2019. Incoming orders decreased 3.3% compared to the same period in 2019 while increasing 3.5% compared to the fourth quarter of 2019. Incoming orders during the first quarter included an increase in the fire protection market but were down to the prior year across most other markets.

Capital expenditures for the quarter ended March 31, 2020 were $1.7 million and consisted primarily of machinery and equipment. Capital expenditures for the full-year 2020 are presently planned to be in the range of $10-$15 million.

Jeffrey S. Gorman, Chairman, President and CEO commented, “Unprecedented, pandemic, and COVID-19 are words you will see repeatedly in most companies reports this quarter. Gorman-Rupp is no exception and we are confident that we are prepared to meet the upcoming challenges of today. All of our facilities are currently operating as essential businesses, and we are closely following all national and local guidelines to provide for the health and safety of those working in these facilities. The transition for most of our office staff to “work from home” was accomplished with little disruption. While sales will likely continue to be challenging during these times, Gorman-Rupp is in a strong financial position with no debt and significant cash on hand. An infrastructure bill including investment in water, wastewater and flood control would be beneficial to us and the country. While we operate in a lean environment even during good economic conditions, contingency plans are in place to meet upcoming financial challenges arising from the pandemic, should they be necessary. For 87 years, taking care of our customers, employees and shareholders has been part of our core operating philosophy. Today is no exception.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment, including the duration and scope of the COVID-19 pandemic, the impact of the pandemic and actions taken in response to the pandemic; (2) highly competitive markets; (3) availability and costs of raw materials; (4) loss of key personnel; (5) cyber security threats; (6) intellectual property security; (7) acquisition performance and integration; (8) compliance with, and costs related to, a variety of import and export laws and regulations; (9) environmental compliance costs and liabilities; (10) exposure to fluctuations in foreign currency exchange rates; (11) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (12) changes in our tax rates and exposure to additional income tax liabilities; (13) impairment in the value of intangible assets, including goodwill; (14) defined benefit pension plan settlement expense; (15) family ownership of common equity; and (16) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(thousands of dollars, except per share data)

	Three Months Ended March 31,
	2020	2019

Net sales	$91,671	$96,859
Cost of products sold	68,223	73,546

Gross profit	23,448	23,313

Selling, general and administrative expenses	14,871	14,363

Operating income	8,577	8,950

Other income (expense), net	(1,687)	292

Income before income taxes	6,890	9,242
Income taxes	1,404	2,020

Net income	$5,486	$7,222

Earnings per share	$0.21	$0.28
The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(thousands of dollars)

	March 31,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$82,436	$80,555
Accounts receivable, net	62,896	65,433
Inventories, net	77,782	75,997
Prepaid and other	6,384	5,680

Total current assets	229,498	227,665

Property, plant and equipment, net	109,825	111,779

Other assets	8,684	8,320

Goodwill and other intangible assets, net	34,340	34,996

Total assets	$382,347	$382,760

Liabilities and shareholders' equity
Accounts payable	$15,024	$16,030
Accrued liabilities and expenses	29,840	29,465

Total current liabilities	44,864	45,495

Pension benefits	1,274	1,040

Postretirement benefits	24,442	24,453

Other long-term liabilities	3,419	3,894

Total liabilities	73,999	74,882

Shareholders' equity	308,348	307,878

Total liabilities and shareholders' equity	$382,347	$382,760

Shares outstanding	26,091,492	26,067,502

Contacts

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246
NYSE: GRC